USA Truck Announces Second Quarter Results

VAN BUREN, ARKANSAS    July 21, 2011

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $108.5 million for the quarter ended June 30, 2011, an increase of 14.3% from $94.9 million for the same quarter of 2010.  Net income was $0.6 million, $0.06 per share, for the quarter ended June 30, 2011, compared to $0.9 million, $0.09 per share, for the same quarter of 2010.  During the quarter ended June 30, 2010, we entered into, and subsequently sold, a fuel hedge contract which resulted in a reduction of fuel expense on a pre-tax basis of approximately $1.2 million and on a net-of-tax basis of approximately $0.7 million, or $0.07 per share.

Base revenue increased 13.0% to $208.1 million for the six months ended June 30, 2011, from $184.1 million for the same period of 2010.  We incurred a net loss of $2.12 million, $0.21 per share, for the six months ended June 30, 2011, compared to a net loss of $2.10 million, $0.20 per share, for the same period of 2010.

In comparing the financial results of the quarter ended June 30, 2011, to the comparable period of 2010, Cliff Beckham, President and CEO, made the following statement:

“Despite a relatively soft freight environment in the first six weeks of the quarter, we nearly tripled our earnings excluding the effect of last year's fuel hedge gain, which amounted to approximately $1.2 million pretax, or $0.07 per share.  As we progress toward full implementation of our VEVA (Vision for Economic Value Added) strategic plan, we believe our diversified model of integrated and complimentary service offerings exhibits more signs of maturity.

“In Trucking, our customer, lane and load selection continued to improve, partially offset by increased driver-related costs:
•
Customers who we consider “core” to our long-term prospects represented 33% of our total revenue during the quarter compared to just 24% during the comparable quarter.  Those customers were specifically selected as “core” customers because, among other things, their freight has tended to remain consistent seasonally and cyclically.

•
Fifty-three percent of our loads moved in our Spider Web network compared to 46% a year ago.  The improved density in our preferred lanes and a generally favorable industry environment for pricing led to an 8.5% increase in our loaded rate per mile to $1.655, the highest in our history.

•	Our freight network is becoming increasingly regionalized as our Spider Web density grows. Our loaded length of haul was 534 miles, the shortest in our history.

•	The growing ability of our team members to profitably service our customers' capacity needs and balance our freight network was increasingly evident throughout the course of the quarter.

•	The major impediment to greater earnings in Trucking was a lack of qualified drivers:

•
Though our turnover rate was actually lower than the second quarter of 2010, the carryover of unmanned trucks from the first quarter led to elevated driver-related costs as we worked to man those trucks with highly qualified drivers.  As a result, driver compensation costs increased nearly $0.03 per mile or approximately $0.08 per share for the quarter.  Driver recruiting and training costs also increased by 20%, or approximately $0.03 per share.  We expect that most of these costs will subside upon reaching our goal of 3% unmanned tractors.

•
An average of 9.1% of our fleet was unmanned during the quarter compared to 6.5% last year.  The 2.6% difference reduced earnings by nearly $0.05 per share due to a reduction in miles per tractor per week (achieving our goal of no more than 3% of unmanned trucks would have added approximately another $0.07 of earnings to the quarter).

 “In SCS (Strategic Capacity Solutions, our brokerage service offering), base revenue more than doubled and operating income increased approximately two-and-a-half times to $2.3 million. That performance was driven by growth in branch offices (we added three during the quarter bringing the total number of branches to 11), and by growth in productivity (operating income per SCS team member grew by 60%).  Not only did our SCS team members execute the model well, but they also provided solutions for over 16,000 loads for our SCS customers, most of whom are also Trucking customers who appreciate the additional capacity.

“In Intermodal, we are still working to fully utilize the private containers we took delivery of last fall.  While the addition of those containers drove substantial revenue growth, a lack of load volume in the right lanes resulted in an operating loss.  However, that loss was considerably smaller than the first quarter 2011 loss.  Despite the lack of profitability during the quarter, Intermodal provided our customers with solutions for nearly 3,600 loads.  We expect Intermodal will be profitable during the third quarter based on current market conditions.

“Overall, our model gained momentum as the quarter unfolded.  Tighter truck capacity relative to freight demand certainly contributed to that momentum late in the quarter, but we believe our model gained a measure of maturity during the quarter as we extended our services to specific new customers in the right lanes at the right prices.

“While we realize that much work remains before we achieve our first strategic objective of earning our cost of capital and that a $0.06 profit is inadequate, we also recognize meaningful progress has been made and June gave us a glimpse of what we believe our developing model is capable of producing.”

Darron Ming, Vice President and Chief Financial Officer of the Company, added the following statement concerning liquidity and capital resources:

“Total debt increased $16.3 million from December 31, 2010 as a result of the purchase of 305 tractors and 350 trailers during the first half of 2011.  In addition, cash provided by operations was hampered by the rise in fuel prices during 2011, which increased our accounts receivable as we passed along increased fuel surcharges to our customers.  We would anticipate our cash provided by operations to show improvement during the second half of 2011, especially if fuel prices stabilize.  We intend to purchase an additional 250 tractors during the second half of 2011, and we expect our total net capital expenditures for the remainder of the year to approximate $18.1 million.  We were in compliance with all our debt covenants and as of June 30, 2011, we have $38.2 million available on our Credit Agreement and $37.7 million available through leasing commitments.”

USA Truck, Inc.

The following table summarizes the results of operations information of USA Truck, Inc. (“Company”) for the three and six month periods indicated:

USA TRUCK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenue:
Trucking revenue	$85,309	$83,620	$168,184	$164,310
Strategic Capacity Solutions revenue	17,871	8,502	29,439	14,713
Intermodal revenue	5,294	2,760	10,503	5,085
Base revenue	108,474	94,882	208,126	184,108
Fuel surcharge revenue	30,553	18,791	54,943	35,198
Total revenue	139,027	113,673	263,069	219,306

Operating expenses and costs:
Fuel and fuel taxes	36,332	27,217	71,058	55,612
Salaries, wages and employee benefits	34,704	32,082	67,805	65,309
Purchased transportation	31,480	18,995	56,861	34,600
Depreciation and amortization	12,489	12,135	25,102	24,634
Operations and maintenance	10,415	8,304	20,292	15,968
Insurance and claims	5,700	5,525	11,563	11,596
Operating taxes and licenses	1,375	1,411	2,773	2,804
Communications and utilities	1,049	1,019	2,034	1,965
Gain on disposal of revenue equipment, net	(1,341)	(36)	(2,256)	(43)
Other	4,612	3,983	8,807	7,322
Total operating expenses and costs	136,815	110,635	264,039	219,767
Operating income (loss)	2,212	3,038	(970)	(461)

Other expenses (income):
Interest expense	821	944	1,564	1,713
Other, net	(26)	127	(37)	178
Total other expenses, net	795	1,071	1,527	1,891
Income (loss) before income taxes	1,417	1,967	(2,497)	(2,352)
Income tax expense (benefit)	819	1,067	(379)	(256)

Net income (loss)	$598	$900	$(2,118)	$(2,096)

Net earnings (loss) per share information:
Average shares outstanding (Basic)	10,306	10,293	10,302	10,287
Basic earnings (loss) per share	$0.06	$0.09	$(0.21)	$(0.20)

Average shares outstanding (Diluted)	10,317	10,320	10,302	10,287
Diluted earnings (loss) per share	$0.06	$0.09	$(0.21)	$(0.20)

USA Truck, Inc.

The following table includes key operating results and statistics for our three operating segments.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Trucking:
Operating income (loss) (in thousands) (1)	$37	$1,970	$(4,080)	$(1,789)
Operating ratio (2)	99.9%	97.7%	102.4%	101.1%
Total miles (in thousands) (3)	57,846	60,624	116,508	122,105
Empty mile factor	10.9%	9.6%	10.4%	9.9%
Weighted average number of tractors (4)	2,341	2,331	2,341	2,338
Average miles per tractor per period	24,710	26,008	49,769	52,226
Average miles per tractor per week	1,901	2,001	1,925	2,020
Average miles per trip	534	539	545	557
Base Trucking revenue per tractor per week	$2,803	$2,759	$2,778	$2,718
Number of tractors at end of period (4)	2,354	2,331	2,354	2,331
Strategic Capacity Solutions:
Operating income (in thousands) (1)	$2,273	$923	$3,606	$1,243
Gross margin (5)	15.8%	15.3%	15.8%	14.3%
Intermodal:
Operating (loss) income (in thousands) (1)	$(98)	$145	$(496)	$85
Gross margin (5)	11.4%	10.6%	8.8%	7.4%

(1)           Operating income (loss) is calculated by deducting total operating expenses from total revenues.
(2)           Operating ratio is calculated by dividing total operating expenses, net of fuel surcharge, by base revenue.
(3)           Total miles include both loaded and empty miles.
(4)           Tractors include Company-operated tractors in service plus tractors operated by independent contractors.
(5)           Gross margin is calculated by taking total base revenue, less purchased transportation expense net of fuel surcharge revenue and dividing that amount by total base revenue.  This calculation includes intercompany revenues and expenses.

The following table reflects the condensed financial position of the Company as of the dates indicated:

	(in thousands)
	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash	$1,776	$2,726
Receivables, net	66,627	47,983
Inventories	2,712	2,080
Prepaid expenses and other current asse	13,870	12,885
Total current assets	84,985	65,674

Property and equipment, at cost	432,854	423,115
Accumulated depreciation and amortization	(162,905)	(163,867)
Property and equipment, net	269,949	259,248
Note receivable	2,038	2,048
Other assets	433	415
Total assets	$357,405	$327,385

Liabilities and Stockholders’ equity
Current liabilities:
Bank drafts payable	$4,502	$4,233
Trade accounts payable	29,973	16,691
Current portion of insurance and claims accruals	4,519	4,725
Accrued expenses	10,874	8,401
Note payable	338	1,009
Current maturities of long-term debt and capital leases	26,798	18,766
Deferred income taxes	1,296	1,094
Total current liabilities	78,300	54,919

Deferred gain	615	618
Long-term debt and capital leases, less current maturities	88,737	79,750
Deferred income taxes	50,165	50,782
Insurance and claims accruals, less current portion	4,050	3,608
Total stockholders’ equity	135,538	137,708
Total liabilities and stockholders’ equity	$357,405	$327,385

Selected other financial information:
(in thousands)
Six Months Ended June 30,
2011		2010
Net cash provided by operating activities	$9,545	$24,911
Capital expenditures, net	27,119	27,825

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General Freight and Dedicated Freight service offerings.  We transport commodities throughout the continental United States and into and out of portions of Canada.  We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Strategic Capacity Solutions and Intermodal operating segments provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer – (479) 471-2600 or DARRON MING, Vice President, Finance and Chief Financial Officer – (479) 471-2672